As filed with the Securities and Exchange Commission on June 5, 2025

REGISTRATION NO. 333 ‑

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MYRIAD GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-0494517
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
322 North 2200 West
Salt Lake City, Utah 84116
(Address of Principal Executive Offices) (Zip Code)

MYRIAD GENETICS, INC. 2017 EMPLOYEE,
DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN, AS AMENDED

(Full title of the plan)

SAMRAAT S. RAHA
PRESIDENT AND CHIEF EXECUTIVE OFFICER
MYRIAD GENETICS, INC.
322 North 2200 West
Salt Lake City, Utah 84116
(801) 584-3600
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[X]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[ ]
		Emerging growth company	[ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers 6,500,000 additional shares of common stock, par value $0.01 per share (“Common Stock”), for issuance under the Myriad Genetics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan, as amended (the “Plan”), representing an increase of 6,500,000 shares reserved under the Plan, as approved by the Registrant’s stockholders at the Registrant’s annual meeting of stockholders on June 5, 2025.

This Registration Statement registers additional securities of the same class as other securities for which the registration statements filed on Form S-8 (SEC File Nos. 333-272327, 333-254337, 333-236324, 333-229574 and 333-222913) of the Registrant are effective. The information contained in the Registrant’s registration statements on Form S-8 (SEC File Nos. 333-272327, 333-254337, 333-236324, 333-229574 and 333-222913), except for Item 3 “Incorporation of Documents by Reference”, Item 6 “Indemnification of Directors and Officers” and Item 8 “Exhibits” is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Commission on February 28, 2025;

(b)our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the Commission on May 7, 2025;

(c)our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2025 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024); and

(d)our Current Report on Form 8-K as filed with the Commission on February 24, 2025 (other than any portions thereof deemed furnished and not filed).

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe the person’s conduct was unlawful.

Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under similar standards, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

In addition, our Restated Certificate of Incorporation, as amended, and our Restated By-Laws provide for indemnification of and advancement of expenses to our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The Restated Certificate of Incorporation, as amended, and the Restated By-Laws also permit the Board of Directors to authorize us to purchase and maintain insurance against liabilities asserted against any of our directors, officers, employees or agents arising out of their capacity as such, and we have purchased such insurance.

We have also entered into indemnification agreements with our directors and certain of our officers and key employees. These agreements provide each indemnitee with more comprehensive indemnification and advancement rights than are provided by us in our Restated Certificate of Incorporation, as amended, and our Restated By-Laws in certain circumstances and contain presumptions and procedures designed to ensure that the indemnification and advancement rights granted to each indemnitee in these agreements will be provided on a timely basis. Each agreement provides that our obligations under the agreement will continue during the time the indemnitee serves the Registrant and continues thereafter so long as the indemnitee is subject to any possible proceeding by reason of the indemnitee’s service to the Registrant.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, or controlling persons pursuant to our Restated Certificate of Incorporation, as amended, our Restated By-laws, indemnification agreements we have entered with these persons and the Delaware General Corporation Law, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

As permitted by the Delaware General Corporation Law, our Restated Certificate of Incorporation, as amended, provides that our directors and officers shall not be personally liable to the Registrant or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to directors, under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, (iv) for any transaction from which the director or officer derives an improper personal benefit or (v) with respect to officers, in any action by or in the right of the Registrant. As a result of this provision, the Registrant and our stockholders may be unable to obtain monetary damages from a director or officer for breach of his or her duty of care.

Item 8. Exhibits.

Exhibit Number	Item	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Registration Number
4.1	Restated Certificate of Incorporation, as amended	10-Q (Exhibit 3.1)	8/4/2023	000-26642
4.2	Restated By-Laws	8-K (Exhibit 3.1)	10/15/2020	000-26642
4.3	Specimen common stock certificate	10-K (Exhibit 4.1)	8/15/2011	000-26642
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (contained in Exhibit 5.1 hereto).
24.1*	Power of Attorney (included in the signature page of this registration statement).
99.1*	Myriad Genetics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan, as amended.			000-26642
99.2	Form of Restricted Stock Unit Agreement under the 2017 Equity Incentive Plan (Director).	10-K (Exhibit 10.11)	8/13/2020	000-26642
99.3	Form of Restricted Stock Unit Agreement under the 2017 Equity Incentive Plan (Employee).	10-Q (Exhibit 10.1)	5/4/2023	000-26642
107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on June 5, 2025.

MYRIAD GENETICS, INC.
By	/s/ Samraat S. Raha
Samraat S. Raha
President, Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints Samraat S. Raha and Scott J. Leffler, and each of them singly, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him/her and in his/her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Myriad Genetics, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Samraat S. Raha	President, Chief Executive Officer and Director (Principal Executive Officer)	June 5, 2025
Samraat S. Raha

/s/ Scott J. Leffler	Chief Financial Officer (Principal Financial Officer)	June 5, 2025
Scott J. Leffler

/s/ Natalie Munk	Chief Accounting Officer (Principal Accounting Officer)	June 5, 2025
Natalie Munk

/s/ S. Louise Phanstiel	Director	June 5, 2025
S. Louise Phanstiel

/s/ Paul Bisaro	Director	June 5, 2025
Paul Bisaro

/s/ Mark S. Davis	Director	June 5, 2025
Mark S. Davis

/s/ Heiner Dreismann	Director	June 5, 2025
Heiner Dreismann, Ph.D.

/s/ Rashmi Kumar	Director	June 5, 2025
Rashmi Kumar

/s/ Lee N. Newcomer	Director	June 5, 2025
Lee N. Newcomer, M.D.

/s/ Colleen F. Reitan	Director	June 5, 2025
Colleen F. Reitan

/s/ Daniel M. Skovronsky	Director	June 5, 2025
Daniel M. Skovronsky, M.D., Ph.D.